Exhibit 99.1

Universal Insurance Holdings, Inc. Reports Second Quarter 2018 Results

Fort Lauderdale, FL, July 25, 2018 – Universal Insurance Holdings, Inc. (NYSE: UVE) today reported net income and diluted earnings per share (EPS) of $46.1 million and $1.29, respectively for the second quarter of 2018.

Universal Insurance Holdings, Inc. Chairman and Chief Executive Officer Sean P. Downes commented: “Universal once again reported excellent top line growth and strong underwriting profitability, leading to a solid bottom line result and an annualized ROE of 37.8% for the second quarter. We continue to post strong organic growth in our home state of Florida, while our expansion efforts into Other States remain on track and are delivering excellent results. Universal DirectSM continues to generate steady growth, and contributed in each of our active states during the quarter. Our vertically integrated structure again contributed favorably to results, with improved profitability at Universal Adjusting Corporation (UAC) resulting from increased service activity following Hurricane Irma. Our balance sheet remains strong and conservatively positioned, and we completed our 2018-2019 reinsurance program during the quarter, building further on the recent trend of adding conservatism to our reinsurance program while lowering the percentage of premium spent on reinsurance. We were also active on the capital management front during the quarter, repurchasing $8.4 million of UVE stock and announcing an increased quarterly dividend beginning in the third quarter. We are very pleased with our second quarter results and believe Universal remains well positioned to deliver outstanding value to shareholders going forward.”

Second Quarter 2018 Highlights

•	Organic Growth Continues – Direct premiums written grew 15.7% in the second quarter, with 13.0% growth in Florida and 36.5% growth in Other States, as Universal DirectSM contributed to growth in all geographies. We began writing in New Hampshire in April and currently write in 17 states with licenses in 3 other states.

•	Strong Underwriting Profitability – The second quarter net combined ratio was 77.2% compared to 81.3% in the prior year’s quarter, with improvement in both the loss and LAE ratio and the G&A expense ratio. Second quarter results include $5.0 million (2.6 points) of weather events beyond plan and $2.3 million (1.2 points) of unfavorable prior year reserve development, primarily related to Hurricane Matthew. The quarter also includes $8.4 million (4.4 points) of estimated pretax profit from additional income generated by UAC following Hurricane Irma. Additionally, second quarter results included a benefit of $6.5 million (3.4 points) related to a settlement of prior year premium tax audits. Our underlying underwriting results reflect increased loss trends resulting from the impact of continued geographic expansion, an increased level of catastrophic activity in recent years, and marketplace dynamics within Florida, including Assignment of Benefits (AOB) related claims.

•	Solid Balance Sheet – Book value per share grew 6.2% from March 31, 2018 (16.7% from June 30, 2017) to $14.11. Our investment portfolio is conservatively positioned, we have minimal debt or goodwill, we believe our loss reserves are appropriately set at current levels, and we are protected by a comprehensive reinsurance program, which was further enhanced during the second quarter to provide greater balance sheet protection.

•	Focused on Shareholder Returns – Annualized Return on Average Common Equity (ROE) was 37.8% for the second quarter of 2018. We paid dividends of $0.14 per share in the second quarter, and announced that we have increased the quarterly dividend to $0.16 per share beginning in the third quarter. During the second quarter, we repurchased 250,000 shares for $8.4 million ($33.48 per share) and $8.7 million remains on our current share repurchase authorization.

Second Quarter 2018 Results

Direct premiums written grew 15.7% from the prior year’s quarter to $342.8 million, with 13.0% growth in our Florida book and 36.5% growth in our Other States book. Our Florida organic growth strategy continues to produce solid results, with underlying growth in policies in force bolstered by the average statewide rate increase of 3.4% approved in late 2017. Our Other States organic geographic expansion efforts also continue to deliver excellent results, and in early April, we wrote our first policy in New Hampshire, our 17th state of operation. For the quarter, net premiums earned grew 13.8% to $192.3 million.

Commission revenue grew by 22.9% versus the prior year’s quarter to $5.7 million, including a benefit of approximately $0.9 million of reinstatement commissions received by Blue Atlantic Reinsurance Corporation during the second quarter of 2018. Policy fees grew by 9.8% versus the prior year’s quarter to $5.8 million, driven by an increase in the number of new and renewal policies written compared to the prior year. Other revenue of $1.6 million declined modestly by 1.1% compared to the prior year’s quarter.

The net combined ratio was 77.2% in the second quarter of 2018 compared to 81.3% in the prior year’s quarter, driven by a reduction in both the loss and loss adjustment expense ratio and the general and administrative expense ratio.

The net loss and LAE ratio was 46.7% in the second quarter of 2018, compared to 47.4% for the prior year’s quarter. The main drivers of the change in the loss and LAE ratio are as follows:

•	The current year’s quarter includes $5.0 million (2.6 points) of weather events beyond plan, related to the Hawaiian Volcano and several other meaningful weather events during 2018. The prior year’s quarter included $6.0 million (3.6 points) of weather events beyond plan, which was the result of an increase to our underlying core loss ratio to reflect an increase of expected weather-related losses.

•	Second quarter 2018 results include $2.3 million (1.2 points) of unfavorable prior year reserve development, primarily related to Hurricane Matthew (which occurred in the fourth quarter of 2016). The prior year’s quarter included $1.1 million (0.7 points) of unfavorable prior year reserve development, also related to Hurricane Matthew.

•	Universal Adjusting Corporation (UAC) generated additional revenues following Hurricane Irma (which occurred during the third quarter of 2017). During the second quarter of 2018, UAC produced $8.4 million (4.4 points) of pretax profit, the vast majority related to additional revenues resulting from Hurricane Irma.

•	Our underlying loss and LAE ratio reflects continued geographic expansion into states outside of Florida (where non-catastrophe loss ratios are generally higher than in Florida), an increased level of catastrophic activity in recent years, and the marketplace dynamics within our home state of Florida, including the impact of Assignment of Benefits (AOB) related claims.

The net general and administrative expense ratio was 30.5% in the second quarter of 2018, compared to 33.9% for the prior year’s quarter, as both the policy acquisition cost ratio and the other operating expense ratio declined compared to the prior period. The net policy acquisition cost ratio was 17.4% compared to 19.5% in the prior year, while the net other operating expense ratio was 13.0% compared to 14.4% in the prior year. General and administrative expenses for the second quarter of 2018 included a benefit of $6.5 million (3.4 points), included within policy acquisition costs, related to a settlement of prior year premium tax audits.

Net investment income grew by 79.5% from the prior year’s quarter to $5.8 million, driven by an increase in total cash and invested assets compared to the prior year, a shift in asset mix, and an increased yield as compared to the prior year’s quarter. Net realized investment gains were $0.1 million in the second quarter of 2018, compared to net realized gains of $1.7 million in the prior year’s quarter. Net unrealized investment losses were $1.5 million during the second quarter of 2018; we highlight that this line item was added during the quarter ended March 31, 2018, because of the adoption of accounting guidance for equity securities, and as such, this item was not presented in the comparable prior year’s quarter. Total unrestricted cash and invested assets was $1.06 billion at June 30, 2018, growth of 20.2% from $880.4 million at June 30, 2017.

Interest expense was $90 thousand for the second quarter of 2018, compared to $86 thousand in the prior year’s quarter, with long term debt of $12.1 million at June 30, 2018 (debt-to-equity of 2.5%), compared to $13.6 million as of June 30, 2017 (debt-to-equity of 3.2%).

The effective tax rate for the second quarter of 2018 was 24.8%, compared to 38.7% in the prior year’s quarter. The decrease in our effective tax rate is primarily the result of the enactment of the Tax Cuts and Jobs Act of 2017, which resulted in a reduction in the federal corporate tax rate from 35.0% to 21.0% effective January 1, 2018. The current year’s quarter included net discrete items of $0.6 million, primarily from excess tax benefits resulting from stock-based awards that vested and/or were exercised during the second quarter, benefitting the current quarter’s effective tax rate by 1.0 percentage points.

Stockholders’ equity was $492.1 million at June 30, 2018, growth of 5.8% from March 31, 2018 or 16.9% from June 30, 2017. Book value per common share was $14.11 at June 30, 2018, growth of 6.2% from March 31, 2018 or 16.7% from June 30, 2017. Annualized Return on Average Common Equity (ROE) was 37.8% for the second quarter of 2018 compared to 27.9% for the second quarter of 2017.

During the second quarter, the Company repurchased 250,000 shares for $8.4 million, or an average cost of $33.48 per share. Our current share repurchase authorization program has $8.7 million remaining and runs through December 31, 2018.

On April 12, 2018, the Company announced that its Board of Directors declared a cash dividend of $0.14 per share of common stock, which was paid on May 4, 2018 to shareholders of record as of April 27, 2018. On May 29, 2018, the company announced that its Board of Directors declared an increased quarterly cash dividend of $0.16 per share of common stock for the third quarter of 2018, an increase of $0.02 per share or 14.3% from the dividend paid in the first and second quarters of 2018. The third quarter dividend was paid on July 16, 2018 to shareholders of record on July 2, 2018.

Conference Call

Members of the Universal management team will host a conference call on Thursday, July 26, 2018 at 10:00 AM ET to discuss second quarter 2018 financial results. Following prepared remarks, management will conduct a question and answer session. The call will be accessible by dialing toll free at (855) 752-6647 or internationally (toll) at (503) 343-6667 using the Conference ID: 4628248. A live audio webcast of the call will also be accessible on the Universal Insurance website at www.universalinsuranceholdings.com. A replay of the call can be accessed toll free at (855) 859-2056 or internationally (toll) at (404) 537-3406 using the Conference ID: 4628248, and will be available through August 9, 2018.

About Universal Insurance Holdings, Inc.

Universal Insurance Holdings, Inc., with its wholly-owned subsidiaries, is a vertically integrated insurance holding company performing all aspects of insurance underwriting, distribution and claims. Universal Property & Casualty Insurance Company (UPCIC), a wholly-owned subsidiary of the Company, is one of the leading writers of homeowners insurance in Florida and is now fully licensed and has commenced its operations in North Carolina, South Carolina, Hawaii, Georgia, Massachusetts, Maryland, Delaware, Indiana, Pennsylvania, Minnesota, Michigan, Alabama, Virginia, New Jersey, New York, and New Hampshire. American Platinum Property and Casualty Insurance Company (APPCIC), also a wholly-owned subsidiary, currently writes homeowners multi-peril insurance on Florida homes valued in excess of $1 million, which are limits and coverages currently not targeted through its affiliate UPCIC. APPCIC is additionally licensed and has commenced writing Fire, Commercial Multi-Peril, and Other Liability lines of business in Florida. For additional information on the Company, please visit our investor relations website at www.universalinsuranceholdings.com.

Forward-Looking Statements and Risk Factors

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future results could differ materially from those described, and the Company undertakes no obligation to correct or update any forward-looking statements. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including Form 10-K for the year ended December 31, 2017 and Form 10-Q for the quarter ended March 31, 2018.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands, except per share data)

	June 30,	December 31,
	2018	2017
ASSETS
Invested Assets
Fixed maturities, at fair value	$656,762	$639,334
Equity securities, at fair value	70,866	62,215
Short-term investments, at fair value	—	10,000
Investment real estate, net	19,539	18,474

Total invested assets	747,167	730,023

Cash and cash equivalents	311,088	213,486
Restricted cash and cash equivalents	2,635	2,635
Prepaid reinsurance premiums	310,618	132,806
Reinsurance recoverable	117,851	182,405
Premiums receivable, net	67,186	56,500
Property and equipment, net	34,792	32,866
Deferred policy acquisition costs	88,756	73,059
Goodwill	2,319	2,319
Other assets	28,865	28,900

TOTAL ASSETS	$1,711,277	$1,454,999

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Unpaid losses and loss adjustment expenses	151,916	248,425
Unearned premiums	608,921	532,444
Advance premium	38,230	26,216
Reinsurance payable, net	341,912	110,381
Long-term debt	12,132	12,868
Other liabilities	66,093	84,677

Total liabilities	1,219,204	1,015,011

STOCKHOLDERS’ EQUITY:
Cumulative convertible preferred stock ($0.01 par value) [1]	—	—
Common stock ($0.01 par value) [2]	463	458
Treasury shares, at cost - 11,385 and 11,043	(116,239)	(105,123)
Additional paid-in capital	85,925	86,186
Accumulated other comprehensive income (loss), net of taxes	(9,161)	(6,281)
Retained earnings	531,085	464,748

Total stockholders’ equity	492,073	439,988

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,711,277	$1,454,999

Notes:

1 - Cumulative convertible preferred stock ($0.01 par value): Authorized - 1,000 shares; Issued - 10 and 10 shares; Outstanding - 10 and 10 shares; Minimum liquidation preference - $9.99 and $9.99 per share.

2 - Common stock ($0.01 par value): Authorized - 55,000 shares; Issued - 46,257 and 45,778 shares; Outstanding 34,872 and 34,735 shares.

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
REVENUES
Net premiums earned	$192,272	$169,009	$374,849	$330,568
Net investment income	5,786	3,223	10,571	5,927
Net realized gains/(losses) on investments	145	1,710	(2,496)	1,647
Net unrealized gains/(losses) on investments	(1,521)	—	(6,630)	—
Commission revenue	5,709	4,644	10,980	9,242
Policy fees	5,764	5,250	10,539	9,733
Other revenue	1,633	1,651	3,475	3,244

Total revenues	209,788	185,487	401,288	360,361

EXPENSES
Losses and loss adjustment expenses	89,842	80,184	165,768	150,754
Policy acquisition costs	33,545	33,022	71,588	65,450
Other operating expenses	25,063	24,272	50,816	48,674
Interest expense	90	86	169	189

Total expenses	148,540	137,564	288,341	265,067

Income before income tax expense	61,248	47,923	112,947	95,294
Income tax expense	15,164	18,547	26,808	34,719

NET INCOME	$46,084	$29,376	$86,139	$60,575

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SHARE AND PER SHARE INFORMATION

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Weighted average common shares outstanding - basic	34,909	34,959	34,874	35,049
Weighted average common shares outstanding - diluted	35,589	35,958	35,636	36,061
Shares outstanding, end of period	34,872	34,821	34,872	34,821

Basic earnings per common share	$1.32	$0.84	$2.47	$1.73
Diluted earnings per common share	$1.29	$0.82	$2.42	$1.68

Cash dividend declared per common share	$0.14	$0.14	$0.28	$0.28

Book value per share, end of period	$14.11	$12.09	$14.11	$12.09
Annualized return on average equity (ROE)	37.8%	27.9%	36.1%	29.6%

UNIVERSAL INSURANCE HOLDINGS, INC. AND SUBSIDIARIES

SUPPLEMENTARY INFORMATION

(in thousands, except Policies In-Force)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Premiums
Direct premiums written - Florida	$295,337	$261,430	$529,515	$479,868
Direct premiums written - Other States	47,444	34,761	83,250	61,738

Direct premiums written - Total	$342,781	$296,191	$612,765	$541,606

Net premiums written	$3,530	$(15,147)	$273,514	$230,082
Direct premiums earned	$274,027	$244,623	$536,288	$480,998
Net premiums earned	$192,272	$169,009	$374,849	$330,568

Underwriting Ratios - Net
Loss and loss adjustment expense ratio	46.7%	47.4%	44.2%	45.6%
Policy acquisition cost ratio	17.4%	19.5%	19.1%	19.8%
Other operating expense ratio	13.0%	14.4%	13.6%	14.7%
General and administrative expense ratio	30.5%	33.9%	32.7%	34.5%

Combined ratio	77.2%	81.3%	76.9%	80.1%

Other Items
(Favorable)/Unfavorable prior year reserve development	2,310	1,109	2,266	1,205
Points on the loss and loss adjustment expense ratio	1.2%	0.7%	0.6%	0.4%

	As of
	June 30,
	2018	2017
Policies In-Force
Florida	631,611	596,044
Other States	169,106	125,729

Total	800,717	721,773

In-Force Premium
Florida	$975,765	$888,206
Other States	153,862	112,815

Total	$1,129,627	$1,001,021

Total Insured Value
Florida	$152,391,202	$139,758,417
Other States	61,900,130	43,473,191

Total	$214,291,332	$183,231,608

Contacts:
Investors	Media

Dean Evans	Andy Brimmer / Mahmoud Siddig
VP Investor Relations	Joele Frank, Wilkinson Brimmer Katcher
954-958-1306	212-355-4449
de0130@universalproperty.com